                  THE CLARIDGE HOTEL AND CASINO CORPORATION
                       INDIANA AVENUE AND THE BOARDWALK
                       ATLANTIC CITY, NEW JERSEY 08401
                                (609) 340-3400

                                    ------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 JUNE 4, 1996

                                    ------

The regular annual meeting of the shareholders of The Claridge Hotel and Casino Corporation will be held on Tuesday, June 4, 1996, at 10:00 a.m., local time, at the Claridge Hotel and Casino, Indiana Avenue and the Boardwalk, Atlantic City, New Jersey, for the following purposes and to transact such other business as may properly be brought before the meeting:

       (A) To elect eight Directors to the Board of Directors.

       (B) To approve the appointment by the Corporation's Board of Directors of KPMG Peat Marwick LLP, independent certified public accountants, as auditors for the year 1996.

   The Board of Directors has fixed the close of business on April 19, 1996, as the record date for the Annual Meeting to determine the shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.

   PLEASE FILL IN, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY.

                                   By Order of the Board of Directors




                                   Frank A. Bellis, Jr.
                                   Secretary

April 26, 1996

                  THE CLARIDGE HOTEL AND CASINO CORPORATION
                       INDIANA AVENUE AND THE BOARDWALK
                       ATLANTIC CITY, NEW JERSEY 08401

                                    ------

                               PROXY STATEMENT

                                    ------

                                                                April 26, 1996

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Claridge Hotel and Casino Corporation (the "Corporation") of proxies for use at the Corporation's annual meeting of shareholders to be held on June 4, 1996.

   Any shareholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Corporation, execution of a subsequent proxy, or attendance at the annual meeting and voting in person. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the meeting or any adjournment thereof.

   The cost of soliciting proxies will be borne by the Corporation. In addition to solicitation by mail, officers and employees of the Corporation may solicit proxies by telephone or in person.

   The Corporation's Annual Report on Form 10-K was mailed to each shareholder on or about April 17, 1996. This Proxy Statement and form of Proxy were first mailed to shareholders on or about April 26, 1996.

  ITEM A. ELECTION OF DIRECTORS

   Eight Directors are to be elected at the annual meeting to serve terms of one year and until their respective successors have been elected. The nominees for Director, all of whom are now serving as Directors of the Corporation, are listed below, together with biographical information. All of the Directors also serve as Directors of The Claridge at Park Place, Incorporated ("New Claridge") and Claridge Gaming Incorporated, wholly-owned subsidiaries of the Corporation. Claridge Gaming Incorporated, was formed on March 16, 1994, for the purpose of exploring and developing gaming opportunities in other jurisdictions. Mr. James O'Brien, who has served as Director since 1988, has decided to retire effective with the expiration of his current term and will not stand for reelection to the Corporation's Board of Directors.

   David W. Brenner, age 60. Mr. Brenner has served as a member of the Board of Directors of the Corporation since February, 1991, and became Chairman of the Board of Directors in August, 1993. He served as President of the Philadelphia Sports Congress from January, 1987, to June, 1994. Mr. Brenner served as Chairman of the Hospital and Higher Education Facilities Authority of Philadelphia from January, 1986, to June, 1992. He also served as Director of Commerce of the City of Philadelphia from January, 1984, to September, 1986, and as Director of Finance of the City of Philadelphia from April, 1991, to December, 1991. He was with the accounting firm of Arthur Young & Company from 1957 to September, 1983. He was managing partner of the Philadelphia office of Arthur Young from November, 1969, until March, 1980.

   Robert M. Renneisen, age 49. Mr. Renneisen has served as President of the Corporation since June, 1992, and as Chief Executive Officer of the Corporation and New Claridge since July, 1993. From June, 1994, to present, Mr. Renneisen has also served as Vice Chairman of New Claridge. Mr. Renneisen was Executive Vice President of the Corporation from June, 1991, to June, 1992. He served as President of New Claridge from January, 1991, to June, 1994. He was Chief Operating Officer of New Claridge from January, 1991, to July, 1993. Mr. Renneisen was Executive Vice President of New Claridge, responsible for marketing and later casino operations from February, 1988, to January, 1991. Prior to joining New Claridge, Mr. Renneisen served from January, 1987, to December, 1987, as Vice President of Marketing of Treasure Island Hotel and Casino in St. Maarten. From June, 1986, to May, 1987, he served as President of Renneisen, Kincade & Associates, Incorporated, of Las Vegas, Nevada, a marketing consulting firm. From February, 1985, to March, 1986, he was Senior Vice President of Marketing at Caesars Palace, Las Vegas. He was Vice President of Marketing of the Tropicana Hotel and Casino in Atlantic City from May, 1982, to August, 1984.

   Shannon L. Bybee, age 58. Mr. Bybee has served as a member of the Board of Directors of the Corporation since July, 1988. He currently is Associate Professor for Gaming Management, Law & Regulation, at University of Nevada Las Vegas, where he occupies the Michael D. Rose Distinguished Chair in Gaming, a position he has held since August, 1994. From July, 1993, to August, 1994, he was President and Chief Operating Officer for United Gaming, Incorporated. Mr. Bybee was the Corporation's Chairman of the Board from November, 1988, to July, 1993, and from August, 1988, to October, 1988. In June, 1989, Mr. Bybee was appointed to serve as the Chief Executive Officer of the Corporation and New Claridge, a position held through July, 1993. From 1983 to 1987, he was Senior Vice President of Golden Nugget, Incorporated, which operated the Golden Nugget Casino Hotel in Atlantic City. From 1981 to 1983, Mr. Bybee was President of GNAC Corporation, which operated the Golden Nugget Casino Hotel in Atlantic City.

   Mark H. Sayers, age 46. Mr. Sayers has served as a member of the Board of Directors since February, 1990. Mr. Sayers has served as Vice President of EMES Management Corporation, a real estate management and development company, of New York, New York, since February, 1976.

   A. Bruce Crawley, age 50. Mr. Crawley has served as a member of the Board of Directors of the Corporation since March, 1995. He has served as President and Chief Executive Officer of Crawley, Haskins & Rodgers, Philadelphia, Pennsylvania, an independent public relations and advertising firm, since 1989. Mr. Crawley held various management positions with First Pennsylvania Bank Corporation from 1967 to 1989, including Senior Vice President and Director of Public and Investor Relations from 1985 to 1989.

   James M. Montgomery, age 56. Mr. Montgomery has served as a member of the Board of Directors of the Corporation since March, 1995. Since 1978, he has served as President of Houze, Shourds, and Montgomery, Incorporated, a management consulting firm located in Long Beach, California. Prior to 1978, Mr. Montgomery held various managerial positions with Rohr Industries, Incorporated, and Rockwell International.

   Donald G. Drapkin, age 48. Mr. Drapkin has served as a member of the Board of Directors of the Corporation since November, 1995. Mr. Drapkin has been Vice Chairman of McAndrews & Forbes Holdings, Incorporated, from March, 1987, to present. From 1979 to 1987, Mr. Drapkin was a partner with the law firm of Skadden, Arps, Slate, Meagher & Flom.

   Ned P. DeWitt, age 56. Mr. DeWitt has served as a member of the Board of Directors of the Corporation since May, 1995. Mr. DeWitt has served as President, Chief Executive Officer, and a member of the Board of Directors of LBE Technologies, Incorporated, in Saratoga, California, from November, 1994, to present. From November, 1993, to August, 1994, he served as President of SEGA

Enterprises (USA) in Redwood City, California. Mr. DeWitt also served as President of the Entertainment Group of Madison Square Garden from July, 1990, to August, 1991, and as President of Source Service Group of Irving, Texas, from December, 1986, to April, 1989. He also served, from 1973 through 1982, as President and Chief Executive Officer of Six Flags Corporation.

ADDITIONAL INFORMATION CONCERNING BOARD OF DIRECTORS

   Compensation of Directors -- Directors who are not employees of the Corporation or New Claridge receive an annual retainer of $20,000 and a fee of $1,200 for each meeting of the Board of Directors and for each Committee meeting attended. David W. Brenner, Chairman of the Corporation's Board of Directors, receives an annual retainer of $100,000. On June 5, 1995, all Directors then serving were awarded Director Equity Units as described on page 8.

   Audit Committee -- The Audit Committee consists of five Directors who are not employees of the Corporation. It is the responsibility of the Audit Committee to review with the Corporation's independent auditors the Corporation's financial statements and the scope and results of the annual audit, to monitor the internal accounting controls and practices of the Corporation, to review the Annual Report to shareholders, and to recommend the appointment, subject to shareholder approval, of independent auditors. The Committee met four times in 1995. Members of the Committee are Shannon L. Bybee, Chairman, Mark H. Sayers, A. Bruce Crawley, James M. Montgomery, and David W. Brenner as an Ex-Officio member.

   Human Resources and Compensation Committee -- The Human Resources and Compensation Committee consists of five Directors. It is the responsibility of the Human Resources and Compensation Committee to evaluate the compensation of executive officers of New Claridge. The Committee met five times in 1995. Members of the Committee are James M. Montgomery, Chairman, Ned P. DeWitt, Shannon L. Bybee, A. Bruce Crawley, and David W. Brenner as an Ex-Officio member.

   Attendance at Meetings -- During 1995, there were five regular meetings of the Board of Directors and three telephonic meetings. All of the Directors attended at least 75% of the meetings of the Board of Directors and any Committee of which he was a member occurring in 1995.

  ITEM B. APPROVAL OF AUDITORS

   Subject to the approval of the shareholders, the Board of Directors of the Corporation has appointed KPMG Peat Marwick LLP, independent certified public accountants, to audit the annual consolidated financial statements of the Corporation and its subsidiaries, New Claridge, and Claridge Gaming Incorporated for 1996. The shareholders will be asked at the meeting to approve the appointment. The firm of KPMG Peat Marwick LLP has audited the accounts of the Corporation since 1983. A representative of KPMG Peat Marwick LLP will be present at the meeting to make a statement, if such representative so desires, and to respond to shareholders' questions.

                      COMPENSATION OF EXECUTIVE OFFICERS

   The following table sets forth information concerning the cash compensation paid by New Claridge, the wholly-owned subsidiary of the Corporation, for services rendered during the last three calendar years to the Chief Executive Officer and the four most highly compensated executive officers of New Claridge during 1995.

                                                                                        Long-Term
                                                                                       Compensation
                                       Annual Compensation           Other Annual       Awards (1)         Other
                                  -------------------------------    Compensation       Restricted      Compensation
Name and Position                 Year       Salary        Bonus         (2)               Stock            (3)
 -----------------------------   ------   ----------    ----------   --------------   --------------   --------------
Robert M. Renneisen               1995     $300,000     $150,000        $3,750              --            $45,215
Vice Chairman/Chief               1994      302,404        --            3,954            13,696           42,061
Executive Officer of              1993      246,154      123,077         4,047              --               --
New Claridge

James W. O'Brien                  1995      230,000       23,000          --                --               --
Former President/Chief            1994      110,962       10,000          --                --               --
Operating Officer of              1993        --           --             --                --               --
New Claridge

Albert T. Britton                 1995      170,838       67,935         3,750              --             17,533
President/Chief Operating         1994      166,154        --            3,750             3,653           16,309
Officer of New Claridge           1993      150,000       45,000         3,375              --               --

Raymond A. Spera                  1995      165,662       66,261         3,750              --             17,533
Executive Vice President of       1994      161,731        6,500         3,750             3,653           16,309
Finance/Corporate Development     1993      150,000       50,000         3,375              --              9,519
of New Claridge

Peter F. Tiano                    1995      164,508       50,000         3,750              --             38,151
Executive Vice President/         1994      147,692        --            3,668             3,653           35,490
General Manager of                1993      130,000       39,000         2,925              --              6,750
New Claridge

- ------
(1) Number of shares awarded under the Long-Term Management Incentive Plan described under "Management -- Compensation Plans." The shares are subject to vesting provisions under the Plan. 25% of the shares awarded under the Plan have vested. The Corporation does not believe the shares have any value.

(2) Amounts reported in this column were paid pursuant to the Retirement Savings Plan of New Claridge described under "Management -- Compensation Plans."

(3) Amounts reported in this column for 1995 and 1994 represent amounts accrued with respect to the Corporation's future liability pursuant to the Corporation's Supplemental Executive Retirement Plan. The amounts included in this column for Mr. Spera and Mr. Tiano with respect to 1993 represent compensation received for certain vacation time previously earned and accrued but not taken. The amounts paid were determined at a discounted rate.

   New Claridge is a party to an employment agreement with Robert M. Renneisen dated February 6, 1995, which is effective from January 1, 1994. The agreement is for a term of three years and may be renewed and extended for consecutive one-year renewal terms upon specific action by the Board of Directors. The annual base salary under the agreement is $300,000. New Claridge's Board of Directors may, from time to time, in their sole discretion, increase the base annual salary. In February, 1996, Mr. Renneisen's annual base salary was increased to $330,000, payable in weekly installments. In the event that Mr. Renneisen is terminated without cause (as defined), he is entitled to receive a termination payment in an amount equal to 125% of his current base annual salary.

   New Claridge is also a party to employment agreements with Albert T. Britton, Raymond A. Spera, and Peter F. Tiano, each dated February 6, 1995, and effective from January 1, 1994. Each agreement is for a term of three years and may be renewed and extended for consecutive one-year renewal terms upon specific action by the Board of Directors. New Claridge's Board of Directors may, from time to time, in their sole discretion, increase the base annual salary. The annual base salaries for Messrs. Britton, Spera, and Tiano under the agreements are $171,600, $166,400, and $166,400 respectively, payable in weekly installments. In February, 1996, annual base salaries for Messrs. Britton, Spera, and Tiano increased to $205,000, $182,600, and $175,000 respectively, payable in weekly installments. In the event that any of Messrs. Britton, Spera, or Tiano is terminated without cause (as defined), each is entitled to receive a termination payment in an amount equal to 125% of current base annual salary.

   New Claridge is also party to an employment contract with Jean I. Abbott dated January 1, 1996. The agreement is for a term of three years and may be renewed and extended for consecutive one-year renewal terms upon specific action by the Board of Directors. New Claridge's Board of Directors may, from time to time in their sole discretion, increase the base salary. The annual base salary under the agreement is $155,000. In February, 1996, Ms. Abbott's annual base salary was increased to $162,760 payable in weekly installments. In the event Ms. Abbott is terminated without cause (as defined), she is entitled to receive a termination payment in an amount equal to 125% of her current base salary.

                              COMPENSATION PLANS

   The following plans are available to officers of New Claridge.

   a. Senior Officer Medical Plan. New Claridge maintains a senior officer medical plan under which eligibility is limited to officers and certain employees of New Claridge. The plan covers medical expenses of the participant (up to a maximum of $7,500 per year) not paid by New Claridge's medical reimbursement plan, which is available to all employees not covered by collective bargaining agreements.

   b. Retirement Savings Plan. New Claridge employees participate in a profit-sharing plan named the "Retirement Savings Plan." This plan is intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the Retirement Savings Plan, for up to the first 5% of an employee's salary which is contributed at the direction of the employee from amounts he or she would otherwise have received as current compensation, New Claridge contributed an amount equal to 50% of the employee's contribution in 1995 and will contribute 50% in 1996. Employees could contribute a maximum of 15% of their base salary but not in excess of $9,240 for 1995 and may contribute up to $9,500 in 1996. An employee's account may be paid out, at the employee's election, in one cash payment or in installment payments over a ten-year period.

   c. Incentive Compensation Plan. Under New Claridge's 1995 Incentive Compensation Plan, key management personnel were eligible to receive bonuses expressed as a percentage of base salary, depending upon the achievement of specific financial objectives which were established at the beginning of the plan year. New Claridge reserves the right to not pay bonuses to participants if operating earnings do not meet minimum requirements. For the year ended December 31, 1995, bonuses were awarded under this plan because New Claridge succeeded in achieving the financial objectives for 1995. In addition, certain key management personnel were also awarded discretionary bonuses.

   Mr. Renneisen was eligible for an incentive bonus up to 50% of his 1995 salary. The incentive bonus is based on performance and is issued at the sole discretion of the outside members of the Board of Directors of the Corporation and New Claridge. For 1995, Mr. Renneisen was awarded a bonus of $150,000.

   d. Long-Term Management Incentive Plan. In February, 1992, the Corporation's Board of Directors adopted a Long-Term Management Incentive Plan (the "Plan") in which certain key employees of the Corporation and/or New Claridge participate. The Plan provides for the grant of the 273,938 shares of the Corporation's Class A Stock, which were held as treasury shares of the Corporation ("Treasury Shares"), and for the issuance of 100 Equity Units. The aggregate value of the 100 Equity Units is equal to 5.41 percent of certain amounts, generally equal to the equity of the Claridge entities, as further defined in the Plan. Specified portions of the awarded Treasury Shares and Equity Units held by participants vest upon the attainment of specific goals as described in the Plan. The Treasury Shares and Equity Units fully vest upon a further restructuring or a change in control as defined in the Plan. Payment with respect to the Equity Units will only be made (a) upon the occurrence of a transaction in which substantially all of the assets and business operations of the Claridge entities are transferred to one or more entities in a merger, sale of assets, or other acquisition-type transaction,
(b) upon termination of employment of any participant in the Plan within one year after any change of control of the Corporation occurs, as defined in the Plan, or (c) if the Corporation pays dividends to its stockholders, if the Partnership makes distributions to its partners, or if the Corporation or the Partnership makes certain distributions under the Restructuring Agreement. A participant is entitled to vote all awarded Treasury Shares whether or not such shares are vested.

   On June 5, 1995, the Corporation's Board of Directors amended the Plan by creating 100 Additional Equity Units to be issued to certain key employees and 100 Director Equity Units to be issued to the individual members of the Board of Directors (the "Directors"). The aggregate value of the Additional Equity Units is 5.59 percent and the aggregate value of the Director Equity Units is 4 percent of certain amounts as further defined in the Plan. Vesting of the Additional Equity Units occurs if a Transaction results in the Claimholders of the Claridge receiving cash or marketable securities having a certain value all as further defined and described in the Plan. Vesting of the Director Equity Units occurs according to a vesting schedule stated in the Plan and also is tied to the occurrence of a Transaction having a certain value.

   e. Supplemental Executive Retirement Plan. In February, 1995, New Claridge adopted a Supplemental Executive Retirement Plan (the "SERP") to provide extra and additional retirement income security benefits to certain key management employees as an inducement for outstanding future services. The SERP is an unfunded supplemental retirement plan. Participants under the SERP are entitled to annual payments for a period of fifteen years commencing on the later of the Participant's termination from service with New Claridge or his or her early retirement date (as defined in the SERP) in an amount equal to the unit value assigned to that Participant times the number of full years of service of the Participant after January 1, 1994. The SERP provides for commencement of payments on an earlier date in the event of the disability of Participant or death of the Participant (in which case payments would be made to a survivor). In addition, the SERP provides for forfeiture of benefits if a Participant fails to comply with the noncompetition or nondisclosure provisions set forth in his or her employment agreement with the Company or assumes a position within the gaming industry in Atlantic City, New Jersey, voluntarily terminates his or her employment before the completion of five years of service or is terminated for cause (as defined in the SERP). The SERP also provides for immediate payment of benefits in the event of a change of control (as defined in the SERP) of New Claridge. Jean Abbott was added as a participant to the SERP effective January 1, 1996. The Participants in the SERP and the value of their units and their designated early retirement ages are set forth below:

      Age     Name of Participant    Unit Value    Early Retirement
      -----   -------------------   ------------    ----------------
       49        Robert Renneisen     $10,000             55
       39        Albert Britton       $ 6,000             55
       39        Raymond Spera        $ 6,000             55
       60        Peter Tiano          $ 6,000             63
       40        Jean Abbott          $ 6,000             55



                       REPORT ON EXECUTIVE COMPENSATION

   This report is presented to describe the compensation policies applied by the Human Resources and Compensation Committee (the "Committee") of the Board of Directors with regard to the Corporation's executive officers, and the basis for the compensation of the Chief Executive Officer of the Corporation, for the year 1995. Robert Renneisen was Chief Executive Officer for 1995. While the Committee is in the process of adopting a modified approach to executive compensation for 1996 and future years, the description below applies to the approach taken with respect to executive compensation for 1995.

   In the first several months of each year, the Committee reviews the compensation of each executive officer of the Corporation or its subsidiary. This review includes salary for the prior two years and the management recommendation as to salary for the following year. It is the objective of the Committee in setting the base salary for the officers to attract and retain experienced, competent personnel. The Committee places particular emphasis on this objective because of the intense competition within the gaming industry for managerial employees. With this objective in mind, through 1992 the Committee had recommended increases in the base salaries of the executive officers of the Corporation and its subsidiary so that their base salaries were at least within the lower range of base compensation paid by other casino companies in Atlantic City. The primary reason for targeting the lower range of other casino companies was to recognize the relatively smaller size of the Corporation in relation to its competitors. However, it is essential that the Corporation's officers be as competent as those of its competitors. Having previously set the base salaries of the executive officers at that level, the Committee anticipates that future adjustments in the base salary for those persons will generally be made only to reflect increases in the consumer price index and changes in industry compensation levels, and adjustments were made in base salaries in 1995 on this basis.

   Having established what the Committee believes to be the appropriate level for the base salary of the officers of the Corporation and its subsidiary, the Committee believes that any significant adjustment to the compensation of the officers should be in the form of bonuses, and the bonuses should be based largely upon the performance of the Corporation. For this purpose, the officers are entitled to bonuses on the basis of a bonus plan that compares the performance of the Corporation during the bonus year to a business plan established by the management of the Corporation for that year. The business plan upon which the bonus is based is developed by the management of the Corporation with the oversight of the Committee, which typically approves the business plan in December of each year. As previously indicated, bonuses are determined largely on the basis of performance as compared to the business plan so that in years, such as 1991, when the Corporation fails to achieve its profit plan, no bonuses are paid even if the reason for the failure to achieve the plan was largely beyond the control of the Corporation's management (such as occurred in 1991 with the Gulf War and the beginning of the economic downturn). Similarly, no bonuses were paid under the incentive plan for 1994, because the Corporation failed to achieve the business plan (which in part may have been attributed to bad weather during the winter of 1993-1994).

   In addition to bonuses under the bonus plan, the Committee retains the discretion to pay the Corporation's senior officers bonuses that are different than what would otherwise be dictated by the bonus plan. For this purpose, the Committee, in addition to considering the performance of the Corporation against the business plan, also considers various qualitative factors including the success in retaining competent personnel, favorable relationships with the New Jersey Casino Control Commission, efforts and accomplishments in achieving the Corporation's long-term restructuring objectives, success in dealing with the various regulatory requirements and the New Jersey Casino Control Act, and efforts in exploring expansion opportunities, none of which was considered determinative by the Committee.

   The Committee made its decision regarding the 1995 compensation of the Chief Executive Officer of the Corporation on the basis of the policies and objectives set forth above. Based on a review of the base salaries of chief executive officers of other casinos in Atlantic City, the Committee determined that at a base salary of $300,000, Mr. Renneisen would receive a base salary that could be considered comparable to the base salaries of chief executives of other Atlantic City casinos, but that was clearly at the low end of the range of such salaries. Mr. Renneisen received a bonus for 1995 of $150,000, which was paid in February, 1996. This bonus was awarded on the basis of the Corporation's achievement of its business plan for 1995 as well as achievement of certain strategic objectives such as negotiating the acquisition of an option to purchase the Webb Payment.

   During 1995, the Committee awarded additional Equity Units under the Corporation's Long-Term Management Incentive Plan (the "Plan") as amended. Key management employees of the Corporation previously received awards under the Plan in 1992 and 1994. As described elsewhere in this Proxy Statement, the Plan provides for the vesting of units granted to key management employees upon the achievement of certain long-term restructuring objectives of the Corporation and bases the timing and amount of payment with respect of those units upon the value received upon achievement of those objectives. The Committee does not consider the grants made to the key management employees under the Plan in determining the base salary and bonus amounts for those employees because the Committee does not consider the Plan to provide current compensation to those employees. Instead, the Committee considers the Plan to be key to the Committee's objective of retaining its top managerial employees while providing them with an added incentive to achieve the Corporation's long-term restructuring objectives by holding out the possibility of significant compensation if those objectives are achieved. The Committee believes that this Plan ties the long-term interests of these key management employee participants directly to the long-term interests of the Corporation's shareholders.

   As described above, certain key management employees of New Claridge were awarded units under the SERP. The SERP is designed to provide an inducement for those employees to provide outstanding future service.

   The Corporation does not have a stock option plan.

                                                James M. Montgomery, Chairman
                                                David W. Brenner
                                                Shannon L. Bybee
                                                A. Bruce Crawley
                                                Ned P. DeWitt

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The members of the Compensation Committee are James M. Montgomery, Chairman, Shannon L. Bybee, A. Bruce Crawley, Ned P. DeWitt, and David W. Brenner. There is no insider participation on the Compensation Committee, except that David W. Brenner is the Chairman of the Board of Directors of the Company, and there is no interlock between any Compensation Committee member or executive officer of the Corporation, on the one hand, and the compensation committees of other companies on the other hand.

UNAVAILABILITY OF COMPARATIVE INFORMATION

   The Corporation has not included in this Proxy Statement a chart comparing the performance of the price of its shares to the performance of the Standard & Poor's 500 Stock Index and an index of gaming industry stocks because there has not been, to the knowledge of the Corporation, any trading in the Corporation's shares since the private placement of the shares in 1983. In addition, the Corporation believes that the Corporation's shares do not have any value. However, as may be noted from the Corporation's financial statements, the shareholders' equity of the Corporation has increased significantly over the last several years. Under the terms of the Restructuring Agreement entered into by the Corporation in October, 1988, the Corporation is not permitted to make any payment to the shareholders of the Corporation, as such, until payment in full is made on the "Webb Payment" (which amounts to $20 million plus 15% interest per annum), with corresponding payments made to Releasing Investors as provided under the terms of the Restructuring Agreement. As a result of the requirement to make these payments, the Corporation believes, based on its estimate of the current value of the Claridge, that it is unlikely that any amounts will be available for distribution on its shares of common stock.

                                    VOTING

   Shareholders of record on the books of the Corporation at 4:00 P.M. E.D.T., April 19, 1996, will be entitled to vote at the meeting. The Corporation had outstanding on April 19, 1996, 5,046,064 shares of Common Stock, par value $.001 per share. Each share entitles the holder to one vote on each matter submitted to a vote at the meeting, and to cast one vote for or against each Director.

   The shares represented by proxies will be voted as directed in the proxies. In the absence of specific direction, the shares represented by the proxies will be voted FOR the election as Directors of the nominees named in this Proxy Statement and FOR approval of the appointment of KPMG Peat Marwick LLP as Auditors. In the event any nominee for Director is unable to serve, which is not now contemplated, the proxies may or may not be voted for a substitute nominee.

   Assuming the presence of a quorum, the affirmative vote of a majority of the shares of stock represented at the meeting is required for the election of Directors and approval of the appointment of Auditors.

   Set forth in the table below is information regarding the ownership of shares of the Corporation's common stock by directors and certain executive officers of the Corporation and/or New Claridge, and the directors and executive officers of the Corporation and/or New Claridge as a group:

                                                                              No. of        Percent of
        Name                                   Title                       Shares Owned        Class
 ------------------        -------------------------------------------   --------------    ------------
Robert M. Renneisen.....  Vice Chairman/Chief Executive Officer of
                             New Claridge                                       73,962           1.47%
James W. O'Brien  ......  Former President/Chief Operating Officer of
                             New Claridge                                          -0-             -0-
Albert T. Britton  .....  President/Chief Operating Officer of New
                             Claridge                                           36,526            .72%
Raymond A. Spera  ......  Executive Vice President of Finance and
                             Corporate Development of New Claridge              36,526            .72%
Peter F. Tiano  ........  Executive Vice President/General Manager
                             of New Claridge                                    36,526            .72%
Directors and Officers as a Group  .................................           257,502           5.10%


   All of the shares shown in this table are owned by directors or executive officers of the Corporation and/or New Claridge under the Long-Term Incentive Plan described above. Shares of the common stock were granted under the Plan subject to certain vesting provisions, and as of the date hereof, 25% of such shares have vested. Recipients of such awards are permitted, however, to vote all shares granted to the recipients whether or not vesting has occurred.

                                    ------

                            SHAREHOLDER PROPOSALS

   Any shareholder proposal intended to be presented at the 1997 annual meeting of the Corporation's shareholders must be received at the principal executive offices of the Corporation, Indiana Avenue and the Boardwalk, Atlantic City, New Jersey 08401, by December 26, 1996, in order to be considered for inclusion in the Corporation's proxy materials relating to that meeting.

                                    ------

As of the date of this Proxy Statement, management knows of no matters to be brought before the meeting other than the matters referred to in this Proxy Statement. If, however, further business is presented, the proxy holders will act in accordance with their best judgment.

                                        By order of the Board of Directors





                                        Frank A. Bellis, Jr.
                                        Secretary

April 26, 1996

PROXY                                                                    PROXY
                  THE CLARIDGE HOTEL AND CASINO CORPORATION
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                ANNUAL MEETING OF SHAREHOLDERS ON JUNE 4, 1996

The undersigned hereby appoints David W. Brenner and Robert M. Renneisen, and each of them, the proxies of the undersigned with full power of substitution of each of them, to vote all shares of The Claridge Hotel and Casino Corporation (the "Corporation") which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of the Corporation to be held at The Claridge Hotel and Casino, Indiana Avenue and the Boardwalk, Atlantic City, New Jersey, on June 4, 1996 at 10:00 a.m. and any adjournment thereof.

Unless otherwise specified in the squares provided, the undersigned's vote will be FOR each candidate for Board of Directors and FOR Item 2, and in the discretion of the proxies, on such other matters as may properly be brought before the meeting.

1. To elect the following eight (8) candidates to the Board of Directors:
                             FOR       WITHHOLD
David W. Brenner             / /         / /
Shannon L. Bybee             / /         / /
A. Bruce Crawley             / /         / /
Ned P. DeWitt                / /         / /
Donald G. Drapkin            / /         / /
James M. Montgomery          / /         / /
Robert M. Renneisen          / /         / /
Mark H. Sayers               / /         / /

2. To approve the appointment by the Corporation's Board of Directors of KPMG Peat Marwick, independent certified public accountants, as auditors for the year 1996.

                       FOR / /    AGAINST / /    ABSTAIN / /

                                        ---------------------------------------
                                              (Signature of shareholder)

                                        ---------------------------------------
                                           (Signature of joint owner, if any)

                                        Date                             , 1996
                                            -----------------------------

                                        Please sign exactly as your name appears on the label. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

        PLEASE SIGN AND RETURN AS SOON AS POSSIBLE IN ENCLOSED ENVELOPE.
                             NO POSTAGE IS REQUIRED.